UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2016

CHESAPEAKE UTILITIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices)

Registrant's telephone Number, including area code: (302) 734-6799

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 with respect to the Request for Purchase from PGIM, Inc. (formerly known as Prudential Investment Management, Inc.) (“Prudential”) under the Private Shelf Agreement, previously executed between Prudential and Chesapeake Utilities Corporation (“Chesapeake Utilities” or the “Company”), is incorporated herein in its entirety.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 8, 2015, Chesapeake Utilities entered into an uncommitted Private Shelf Agreement (the “Private Shelf Agreement”) with Prudential and other purchasers that may become a party thereto. Under the terms of the Private Shelf Agreement, the Company may request that Prudential purchase, over the three years beginning on October 8, 2015, up to $150 million of its unsecured senior promissory notes of the Company at a fixed interest rate agreed upon by the parties and with a maturity date not to exceed twenty (20) years from the date of issuance (the “Shelf Notes”).
On May 13, 2016, the Company submitted a formal Request for Purchase for the issuance of $70 million of Shelf Notes (hereafter referred to as the “Request for Purchase”) under the Private Shelf Agreement to be purchased by Prudential and other purchasers that may become a party thereto (collectively, the “Note Holders”). On May 20, 2016, the Request for Purchase was accepted and confirmed by the purchasers. The Shelf Notes will be issued on or before April 28, 2017. The proceeds received from the issuances of the Shelf Notes will be used to reduce short-term borrowings under the Company’s revolving credit facility, lines of credit and/or to fund capital expenditures. The following is a summary of the material terms to which the Shelf Notes will be subject:
(a)    Principal Payments and Maturity Dates: The Shelf Notes require quarterly principal payments of $1.75 million commencing on July 31, 2022. The Shelf Notes mature and all outstanding amounts thereunder are due and payable in full on April 30, 2032.
(b)    Interest: The Shelf Notes will bear interest at the rate of 3.25% per annum and quarterly interest payments will commence on July 31, 2017. All accrued but unpaid interest due under the Shelf Notes is payable on April 30, 2032.
(c)    Prepayment, Acceleration and Events of Default: The Company may be required to prepay the entire outstanding principal balance of the Shelf Notes, and all accrued but unpaid interest thereon, if (i) the aggregate net book value of all the assets that are used in the regulated utilities business segments of the Company and its subsidiaries is less than 50% of Consolidated Total Assets of the Company and its subsidiaries; and (ii) the holder of such Shelf Note declares it to be due and payable. The Company may, at its option, prepay the Shelf Notes in whole or in part at any time upon payment of a prepayment premium, subject to certain payment amount limitations and notice requirements. The Shelf Notes may be accelerated by one or more of the Note Holders upon the occurrence of payment defaults of the Shelf Notes and certain other indebtedness and obligations of the Company, and other customary events of default. The Shelf Notes are automatically accelerated upon the occurrence of bankruptcy, insolvency or similar events.
(d)    Covenants: The Private Shelf Agreement sets forth certain business and financial covenants to which the Company is subject when any Shelf Note is outstanding, including covenants that limit or restrict the ability of the Company and its subsidiaries to incur indebtedness and to incur certain liens and encumbrances on any of its property. The Private Shelf Agreement, the Request for Purchase and any Shelf Notes to be issued under the Private Shelf Agreement are not being disclosed herewith pursuant to Item 601(b)(4)(v) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish a copy of the Private Shelf Agreement, the Request for Purchase and any Shelf Notes to the Securities and Exchange Commission upon request.
This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any Shelf Notes. The Shelf Notes will not be and have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation
/s/ Beth W. Cooper
May 20, 2016	By:	Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer